Exhibit 99.1

ROYALTY PHARMA REPORTS Q4 2020 AND FULL-YEAR RESULTS

•	Double-digit growth in Net cash provided by operating activities (GAAP) and Adjusted Cash Flow(2)

•	$2.4 billion of acquisitions announced in 2020; maintained leading share of biopharma royalty funding market

•	Increasing outlook for 2020-2025 Adjusted Cash Receipts(1) CAGR to 7%-10%

NEW YORK, NY, February 17, 2021 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the fourth quarter of 2020 and introduced full-year 2021 guidance for Adjusted Cash Receipts(1) (a non-GAAP financial measure).

“Royalty Pharma achieved a number of major milestones in 2020,” said Pablo Legorreta, Royalty Pharma founder and Chief Executive Officer. “We strengthened our competitive positioning with our IPO and inaugural debt offering, we delivered strong growth in our business and maintained our leading share of biopharma royalty funding in a record year. We executed on $2.4 billion of transactions spanning five therapeutic areas, enhancing our long-term growth while adding a diversified mix of high-quality products. Based on our strong performance in 2020, coupled with the growing role of royalties in the biopharma ecosystem, we are highly confident in our long-term growth prospects.”

GAAP financial results demonstrate continued strong operating cash flow and revenue growth

•	Cash from operating activities increased 18% in the fourth quarter; 22% for the full year (on a pro forma basis).

•	Cash used in investing activities of $832 million in the fourth quarter; $2,759 million for the full year.

•	Cash (used) provided by financing activities of ($277 million) in the fourth quarter; $1,487 million for the full year.

•	Total income and other revenues of $572 million in the fourth quarter; $2,122 million for the full year.

Non-GAAP financial results (on a pro forma basis) driven by strong, broad-based growth across the portfolio

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Adjusted Cash Receipts(1) grew 9% to $484 million in the fourth quarter and 1% to $1,800 million in 2020, driven primarily by the cystic fibrosis franchise, Imbruvica and Promacta, despite royalty expirations for mature products.

•	Adjusted Cash Flow(2) grew 22% to $423 million in the fourth quarter and 15% to $1,483 million for the full year.

Expanded portfolio with innovative, long duration therapies across diverse therapeutic areas

•	Eight transactions announced in 2020 for 12 potentially transformative therapies across five therapeutic areas.

•	Recent royalty acquisitions for innovative therapies: Johnson & Johnson’s seltorexant and BioCryst’s Orladeyo.

Financial guidance for 2021 (excludes contributions from new investments)

•	Royalty Pharma anticipates full-year 2021 Adjusted Cash Receipts(1) to be between $1,910 million and $1,960 million, excluding new transactions announced subsequent to the date of this release.

Financial Summary	Three months ended December 31			Twelve months ended December 31
	(unaudited)

($ and shares in millions)	2020	2019 Pro Forma(3)	Change	2020	2019 Pro Forma(3)	Change

Net cash provided by operating activities (GAAP)	566	478	18%	2,035	1,673	22%

Net cash used in investing activities (GAAP)	(832)	n/a	n/a	(2,759)	n/a	n/a

Net cash (used in)/provided by financing activities (GAAP)	(277)	n/a	n/a	1,487	n/a	n/a

Total income and other revenues (GAAP)	572	457	25%	2,122	1,814	17%

Adjusted Cash Receipts(1) (non-GAAP)	484	446	9%	1,800	1,776	1%

Adjusted Cash Flow(2) (non-GAAP)	423	347	22%	1,483	1,290	15%

Fully diluted shares outstanding as of December 31, 2020	607	n/a	n/a	607	n/a	n/a

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Fourth quarter of 2020 financial results

			Three months ended December 31
			(unaudited)

($ in millions)			2020	2019 Pro forma(3)	Change
Net cash provided by operating activities (GAAP)			566	478	18%

Royalty Receipts:	Marketer:	Therapeutic Area:
Cystic fibrosis franchise	Vertex	Rare disease	159	116	37%
Tysabri	Biogen	Neurology	93	85	10%
Imbruvica	AbbVie, J&J	Cancer	85	76	12%
HIV franchise	Gilead, others	Infectious disease	78	71	10%
Januvia, Janumet, Other DPP-IVs	Merck & Co., others	Diabetes	40	36	11%
Xtandi	Pfizer, Astellas	Cancer	39	34	16%
Promacta	Novartis	Hematology	42	36	16%
Farxiga/Onglyza	AstraZeneca	Diabetes	8	—	n/a
Prevymis	Merck & Co.	Infectious disease	8	—	n/a
Crysvita	Ultragenyx, Kyowa Kirin	Rare disease	3	—	n/a
Erleada	Johnson & Johnson	Cancer	3	1	140%
Emgality	Eli Lilly	Neurology	3	1	91%
IDHIFA	Bristol Myers Squibb	Cancer	3	—	n/a
Tazverik	Epizyme	Cancer	0	—	n/a
Nurtec ODT	Biohaven	Neurology	0	—	n/a
Trodelvy	Gilead	Cancer	2	—	n/a
Evrysdi	Roche	Rare disease	0	—	n/a
Lyrica	Pfizer	Neurology	5	31	(83)%
Letairis	Gilead	Cardiology	9	22	(59)%
Other Products(4)			46	67	(31)%
Total Royalty Receipts			627	576	9%
Distributions to non-controlling interest			(143)	(131)	9%
Adjusted Cash Receipts (non-GAAP)(1)			484	446	9%

Amounts shown in the table may not add due to rounding.

Net cash provided by operating activities was $566 million in the fourth quarter of 2020, an increase of 18% compared to the same period of 2019 on a pro forma basis, and $2,035 million for 2020, an increase of 22% compared to 2019 on a pro forma basis. The increase in the fourth quarter and the full year resulted from higher cash collections from financial royalty assets, primarily from the cystic fibrosis franchise, Tysabri, and Imbruvica and a decline in interest paid due to a change in the timing of interest payments on debt from quarterly to semi-annual. This was partially offset by higher payments for operating and professional costs in the fourth quarter of 2020 and the full year.

Total Royalty Receipts were $627 million in the fourth quarter of 2020, an increase of 9% compared to the same period of 2019, and $2,344 million for 2020, an increase of 2% compared to 2019 on a pro forma basis. Strong growth in the fourth quarter was largely attributable to the performance of the cystic fibrosis franchise, Imbruvica, the HIV franchise, Tysabri, Promacta and Xtandi and the addition of new royalties, partially offset by a decrease in royalties for Lyrica and Letairis (resulting from losses of exclusivity). Year over year growth for the full year of 2020 was also negatively impacted by Tecfidera as the final milestone of $150 million was received in the first quarter of 2019.

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Drivers of royalty receipts in the fourth quarter of 2020 and full year of 2020 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter).

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Cystic fibrosis franchise – Royalty receipts from Vertex’s cystic fibrosis (CF) franchise, which includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio, all approved for patients with certain mutations causing cystic fibrosis, were $159 million in the fourth quarter of 2020, an increase of 37% compared to the same period of 2019 and $551 million for 2020, up 30% compared to 2019, primarily driven by the highly successful launch of Trikafta in the United States.

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Tysabri – Royalty receipts from Tysabri, which is marketed by Biogen for the treatment of multiple sclerosis, were $93 million in the fourth quarter of 2020, an increase of 10% compared to the same period of 2019. Royalty receipts from Tysabri were $346 million for 2020, an increase of 4% compared to 2019. The increase was driven by demand for Tysabri in the growing high-efficacy segment of the market.

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Imbruvica – Royalty receipts from Imbruvica, which is marketed by AbbVie and Johnson & Johnson for the treatment of blood cancers and chronic graft versus host disease, were $85 million in the fourth quarter of 2020, an increase of 12% driven by continued penetration in patients with chronic lymphocytic leukemia. Royalty receipts from Imbruvica were $322 million in 2020, an increase of 19% compared to 2019.

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HIV franchise – Royalty receipts from the HIV franchise, which is based on products marketed by Gilead that contain emtricitabine, including Biktarvy, Genvoya and Truvada, among others, were $78 million in the fourth quarter of 2020, an increase of 10% compared to the same period of 2019. Royalty receipts for the HIV franchise were $294 million for 2020, an increase of 12% compared to 2019. The fourth quarter of 2020 and full year increase was driven by strong performance of Biktarvy offset by decreases in sales of other combination products.

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Januvia, Janumet, Other DPP-IVs – Royalty receipts from the DPP-IVs for type 2 diabetes, which include Januvia and Janumet, both marketed by Merck & Co., were $40 million in the fourth quarter of 2020, an increase of 11% compared to the same period of 2019. Royalty receipts from the DPP-IVs for 2020 were relatively consistent with 2019.

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Xtandi – Royalty receipts from Xtandi, which is marketed by Pfizer and Astellas for the treatment of prostate cancer, were $39 million in the fourth quarter of 2020, an increase of 16% compared to the same period of 2019, driven by demand across various prostate cancer indications. Royalty receipts from Xtandi were $146 million for 2020, an increase of 22% compared to 2019.

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Promacta – Royalty receipts from Promacta, which is marketed by Novartis for the treatment of chronic immune thrombocytopenia purpura (ITP) and aplastic anemia, were $42 million in the fourth quarter of 2020, an increase of 16% compared to the same period of 2019. Global growth was driven by increased use in ITP and further uptake as first-line treatment for severe aplastic anemia in the United States. Royalty receipts from Promacta were $144 million for 2020, an increase of 67% compared to 2019. We acquired the Promacta royalty in March 2019 and did not record royalty receipts for Promacta until the second quarter of 2019.

Distributions to non-controlling interest, which reduce royalty receipts to arrive at Adjusted Cash Receipts, were $143 million in the fourth quarter, an increase of 9% compared to the same period of 2019 on a pro forma basis. Distributions to non-controlling interest were $544 million for 2020, an increase of 3% compared to 2019.

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Adjusted Cash Receipts(1) were $484 million in the fourth quarter of 2020, an increase of 9% compared to the same period of 2019 on a pro forma basis, reflecting growth in Total Royalty Receipts offset by increased distributions to non-controlling interest. Adjusted Cash Receipts were $1,800 million in 2020, an increase of 1% compared to 2019, driven by an overall increase in Total Royalty Receipts stemming from performance of the CF franchise, Imbruvica, Xtandi, the HIV franchise and a full year of Promacta cash receipts, offset by increased distributions to non-controlling interest.

Adjusted EBITDA(5) is comprised of Adjusted Cash Receipts less payments for operating and professional costs. In the fourth quarter of 2020, Adjusted EBITDA was $434 million, a 5% increase compared to Adjusted EBITDA of $413 million in the same period of 2019 on a pro forma basis:

•	The increase was largely attributable to the 9% growth in Adjusted Cash Receipts in the fourth quarter of 2020 as compared to the same period in 2019.

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Payments for operating and professional costs amounted to $50 million in the fourth quarter of 2020 (representing 10% of Adjusted Cash Receipts) as compared to $32 million (representing 7% of Adjusted Cash Receipts) in the same period of 2019 on a pro forma basis, with the increase primarily driven by increased payments for fees related to the initial public offering (IPO) and other operating costs.

Adjusted EBITDA was $1,621 million in 2020, a slight decrease of 1% compared to 2019, which was largely attributable to an increase in payments for operating and professional costs incurred in connection with Royalty Pharma’s IPO and debt refinancing as well as additional costs associated with operating as a public company.

Adjusted Cash Flow(2) is comprised of Adjusted EBITDA less ongoing development-stage funding payments, net interest paid and miscellaneous other items. In the fourth quarter of 2020, Adjusted Cash Flow was $423 million, a 22% increase compared to Adjusted Cash Flow of $347 million for the same period of 2019 on a pro forma basis. The increase primarily resulted from the growth in Adjusted Cash Receipts as well as lower net interest paid and lower ongoing development-stage funding payments. Items in the period included:

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Ongoing development-stage funding payments of $2 million in the fourth quarter of 2020 were significantly lower than the $16 million in the same period of 2019, as certain R&D programs (primarily related to the Phase 3 adjuvant studies of Ibrance) reached completion at the end of 2019. Ongoing development-stage funding payments of $20 million during 2020 were significantly lower than the $83 million in 2019.

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Net interest paid of $1 million in the fourth quarter of 2020 was lower than the $50 million paid in the same period of 2019 on a pro forma basis due to the impact of debt refinancings during 2020 and a shift to semi-annual interest payments with the issuance of $6 billion of senior unsecured notes. Net interest paid of $95 million in 2020 was lower than the $215 million paid in 2019 on a pro forma basis.

Adjusted Cash Flow was $1,483 million in 2020, an increase of 15%, compared to 2019 on a pro forma basis.

A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this press release entitled ‘Use of Non-GAAP Measures.’

Key Developments Relating to the Portfolio

The key developments related to Royalty Pharma’s royalty interests are discussed below:

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Cystic fibrosis franchise: In January 2021, Vertex Pharmaceuticals announced that the U.S. FDA accepted its sNDA to expand the use of Trikafta to include children ages 6 through 11 years old who have at least one F508del mutation in the cystic fibrosis transmembrane conductance regulator (CFTR) gene or a mutation in the CFTR gene that is responsive based on in vitro data. The FDA granted Priority Review of the sNDA and assigned a PDUFA target action date of June 8, 2021.

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Trodelvy: In December 2020, Gilead filed Supplemental Biologics License Applications (sBLAs) for Trodelvy with the FDA for full approval for the treatment of patients with metastatic triple-negative breast cancer (mTNBC) who have received at least two prior therapies for metastatic disease and accelerated approval for third line metastatic urothelial cancer (mUC).

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Omecamtiv mecarbil: In November 2020, Amgen, Cytokinetics and Servier presented the results of GALACTIC-HF study, a Phase 3 trial of omecamtiv mecarbil in patients with heart failure, at the American Heart Association Scientific Sessions. The trial met the primary composite endpoint of reduction in cardiovascular death or heart failure events, but did not meet the secondary endpoint of reduction in cardiovascular death. Cytokinetics subsequently regained global rights to develop and commercialize omecamtiv mercarbil when Amgen and Servier elected to terminate their collaboration agreement effective as of May 2021. Following Phase 3 results and the termination of the collaboration, Royalty Pharma recorded a $90 million write-off to the royalty investment given the uncertainty around the future of omecamtiv.

Summary of Recent Royalty Acquisition Activity

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Cystic fibrosis franchise: In November 2020, Royalty Pharma announced that it acquired the residual royalty interest in Vertex’s CF franchise owned by the CF Foundation for an upfront payment of $575 million and a potential milestone of $75 million payable under certain circumstances. As part of previous agreements with the CF Foundation, Royalty Pharma was obligated to pay the CF Foundation 50% of royalties attributable to revenue over $5.8 billion in any calendar year. This obligation was eliminated with this transaction and Royalty Pharma is entitled to all royalties above the previous revenue threshold.

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Orladeyo and BCX9930: In December 2020, Royalty Pharma announced that it acquired a royalty interest in BioCryst’s Orladeyo (berotralstat), an oral therapy to prevent attacks of hereditary angioedema (HAE) in adults and pediatric patients 12 years and older and BCX9930, an oral Factor D inhibitor in development for the treatment of complement-mediated diseases. Royalty Pharma provided BioCryst an upfront cash payment of $125 million and will receive royalties of 8.75% on direct annual net sales of Orladeyo up to $350 million, 2.75% on sales between $350 million and $550 million, no royalty on sales over $550 million, and a tiered percentage of sublicense revenue for Orladeyo in certain territories. In addition, Royalty Pharma will receive a 1.0% royalty on global net sales of BCX9930, if approved.

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Seltorexant: In January 2021, Royalty Pharma announced that it acquired Minerva Neuroscience’s royalty interest in seltorexant for an upfront payment of $60 million and up to $95 million in additional milestone payments. The additional payments to Minerva will be contingent on the achievement of certain clinical, regulatory and commercialization milestones. Seltorexant is currently in Phase 3 development for the treatment of major depressive disorder (MDD) with insomnia symptoms by Janssen Pharmaceutica, N.V., a subsidiary of Johnson & Johnson.

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Liquidity and Capital Resources

•	As of December 31, 2020, Royalty Pharma had cash, cash equivalents and marketable securities in the amount of $2.0 billion and $5.8 billion of long-term debt with principal value of $6.0 billion.

2021 Financial Guidance

Royalty Pharma has provided guidance for full-year 2021 as follows:

Provided February 17, 2021

Adjusted Cash Receipts (non-GAAP) excluding new transactions announced after the date of this release	$1,910 million to $1,960 million

Royalty Pharma expects Payments for operating and professional costs to be approximately 9% to 10% of Adjusted Cash Receipts in 2021.

Royalty Pharma expects interest paid to be approximately $130 million for the full year of 2021. Based on the semi-annual interest payment schedule of Royalty Pharma’s existing bonds, interest paid is anticipated to be $64 million in each of the first and third quarters with a de minimis amount recorded in the second and fourth quarters. This projection assumes no additional debt financing in 2021.

Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company.

Royalty Pharma has not reconciled its non-GAAP 2021 guidance to the most directly comparable GAAP measure, net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from non-consolidated affiliates and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time.

2020 to 2025 Long-Term Outlook

Royalty Pharma has updated its long-term outlook for the period from 2020 to 2025 as follows:

	Provided February 17, 2021	Previous outlook

Adjusted Cash Receipts (non-GAAP) including new transactions	7% to 10% CAGR	6% to 9% CAGR

Royalty Pharma today provides this long-term outlook based on its most up-to-date view on its prospects. This long-term outlook assumes no major unforeseen adverse events subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its long-term outlook in the event it engages in new royalty transactions.

Financial Results Call

Royalty Pharma will host a conference call and simultaneous webcast to discuss this financial results release today at 8:00 a.m., Eastern Time. A live webcast may be accessed from the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/news-and-events/events. Please allow at least five minutes to register and

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access the presentation. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days.

To ask a question during the live broadcast or listen without internet access, please dial in at least 15 minutes in advance to ensure a timely connection to the call. The conference call can be accessed live over the phone by dialing (833) 519-1253, or for international callers by dialing +1 (914) 800-3826. The passcode to access the conference call is 7429609.

About Royalty Pharma plc

Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 45 commercial products, including AbbVie and J&J’s Imbruvica, Astellas and Pfizer’s Xtandi, Biogen’s Tysabri, Gilead’s HIV franchise, Merck’s Januvia, Novartis’ Promacta, and Vertex’s Kalydeco, Orkambi, Symdeko and Trikafta, and five development-stage product candidates.

Forward-Looking Statements

The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.

This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes

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these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source.

For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission (“SEC”) by visiting EDGAR on the SEC’s website at www.sec.gov.

Use of Non-GAAP Measures

Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma’s GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being net cash provided by operating activities.

Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma’s significant operating cash flow is one of the attributes that attracts potential investors to its business.

In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities.

Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing liquidity and is a key component of certain material covenants contained within the company’s Credit Agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma’s liquidity.

Management uses Adjusted Cash Flow to evaluate its ability to generate cash and performance of the business and to evaluate the company’s performance as compared to its peer group. Management also uses Adjusted Cash Flow to

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compare its performance against non-GAAP adjusted net income measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma’s industry.

The non-GAAP financial measures used in this press release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP. The company has provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being net cash provided by operating activities at Table 5.

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Royalty Pharma plc

Condensed Consolidated Income Statement (unaudited)

Table 1

	Three months ended December 31		Twelve months ended December 31

($ in millions)	2020	2019	2020	2019

Total income and revenues

Income from financial royalty assets	524	420	1,960	1,649

Revenue from intangible royalty assets	40	35	143	146

Other royalty income	7	3	19	20

Total income and other revenues	572	457	2,122	1,814

Operating expenses

Research and development funding expense	8	16	26	83

Provision for changes in expected cash flows from financial royalty assets	129	(919)	231	(1,019)

Amortization of intangible royalty assets	6	6	23	24

General and administrative expenses	50	23	182	103

Other operating expenses	65	—	65	—

Total operating expenses	258	(874)	527	(809)

Operating income	314	1,332	1,595	2,623

Other (income)/expense

Equity in (earnings)/loss of non-consolidated affiliates	(10)	11	(44)	33

Interest expense	38	63	157	269

Other income, net	(80)	(189)	(219)	(139)

Total other (income)/expense, net	(53)	(115)	(107)	162

Consolidated net income before tax	367	1,447	1,702	2,461

Income tax expense	—	—	—	—

Consolidated net income	367	1,447	1,702	2,461

Less: Net income attributable to non-controlling interest	(196)	(26)	(727)	(113)

Net income attributable to controlling interest	171	1,420	975	2,349

Amounts may not add due to rounding.

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Royalty Pharma plc

Selected Balance Sheet Data (unaudited)

Table 2

($ in millions)	As of December 31, 2020	As of December 31, 2019

Cash and cash equivalents	1,009	246

Marketable securities	983	94

Total financial royalty assets, net	12,955	11,295

Total assets	16,020	12,450

Current portion of long-term debt	—	282

Long-term debt, excluding current portion	5,817	5,956

Total liabilities	6,124	6,308

Total shareholders’ equity	9,896	6,141

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Royalty Pharma plc

Condensed Consolidated Statements of Cash Flows (unaudited)

Table 3

	Three months ended December 31		Twelve months ended December 31

($ in millions)	2020	2019	2020	2019

Cash flows from operating activities:

Cash collections from financial royalty assets	573	532	2,122	1,934

Cash collections from intangible royalty assets	40	36	144	143

Other royalty cash collections	6	3	18	27

Distributions from non-consolidated affiliates	6	—	42	14

Interest received	0	2	8	20

Swap collateral received	—	—	45	0

Swap collateral posted	—	—	—	(46)

Swap termination payments	—	—	(35)	—

Ongoing development-stage funding payments	(2)	(16)	(20)	(83)

Upfront development-stage funding payments	(6)	—	(6)	—

Payments for operating and professional costs	(50)	(18)	(180)	(89)

Interest paid	(1)	(60)	(103)	(255)

Net cash provided by operating activities	566	478	2,035	1,667

Cash flows from investing activities:

Distributions from non-consolidated affiliates	—	—	15	—

Purchases of available for sale debt securities	—	—	—	(125)

Purchase of warrants	—	(9)	—	(9)

Purchase of equity securities	—	(79)	(50)	(79)

Purchase of marketable securities	(610)	(67)	(1,705)	(817)

Proceeds from available for sale debt securities	3	—	3	150

Proceeds from sales and maturities of marketable securities	206	564	815	725

Proceeds from equity securities	385	—	385	—

Investments in non-consolidated affiliates	(11)	(4)	(40)	(27)

Acquisitions of financial royalty assets	(805)	(467)	(2,182)	(1,721)

Milestone payments	—	—	—	(250)

Net cash used in investing activities	(832)	(63)	(2,759)	(2,154)

Cash flows from financing activities:

Distributions to shareholders/unitholders	—	(175)	(285)	(739)

Distributions to non-controlling interest	(143)	(37)	(544)	(154)

Distributions to non-controlling interest – other	(107)	—	(181)	—

Dividends to shareholders	(58)	—	(112)	—

Contributions from non-controlling interest - R&D	2	—	8	—

Contributions from non-controlling interest - other	29	—	59	—

Scheduled repayments of long-term debt	—	(74)	(94)	(294)

Repayments of long-term debt	—	—	(11,116)	—

Proceeds from issuance of long-term debt	—	—	11,891	—

Debt issuance costs and other	0	—	(47)	—

Purchase of treasury interests	—	—	—	(4)

Proceeds from issuance of Class A ordinary shares upon IPO, net of offering costs	(1)	—	1,909	—

Net cash (used in)/provided by financing activities	(277)	(286)	1,487	(1,192)

Net change in cash and cash equivalents	(544)	130	762	(1,678)

Cash and cash equivalents, beginning of period	1,553	116	246	1,924

Cash and cash equivalents, end of period	1,009	246	1,009	246

Amounts may not add due to rounding.

12

Royalty Pharma plc

Non-GAAP Financial Measures (unaudited)

Table 4

	Three months ended December 31			Twelve months ended December 31

($ in millions)	2020	2019 Pro Forma(3)	change	2020	2019 Pro Forma(3)	change

Net cash provided by operating activities (GAAP)	566	478	18%	2,035	1,673	22%

Products:

Cystic fibrosis franchise	159	116	37%	551	425	30%

Tysabri	93	85	10%	346	333	4%

Imbruvica	85	76	12%	322	271	19%

HIV franchise	78	71	10%	294	263	12%

Januvia, Janumet, Other DPP-IVs	40	36	11%	144	143	0%

Xtandi	39	34	16%	146	120	22%

Promacta	42	36	16%	144	86	67%

Farxiga/Onglyza	8	—	n/a	25	—	n/a

Prevymis	8	—	n/a	21	—	n/a

Crysvita	3	—	n/a	9	—	n/a

Erleada	3	1	140%	8	3	194%

Emgality	3	1	91%	10	2	291%

IDHIFA	3	—	n/a	6	—	n/a

Tazverik	0	—	n/a	1	—	n/a

Nurtec ODT	0	—	n/a	1	—	n/a

Trodelvy	2	—	n/a	3	—	n/a

Evrysdi	0	—	n/a	0	—	n/a

Lyrica	5	31	(83)%	23	128	(82)%

Letairis	9	22	(59)%	40	113	(64)%

Other Products(4)	46	67	(31)%	250	415	(40)%

Total Royalty Receipts	627	576	9%	2,344	2,302	2%

Distributions to non-controlling interest	(143)	(131)	9%	(544)	(526)	3%

Adjusted Cash Receipts (non-GAAP)(1)	484	446	9%	1,800	1,776	1%

Payments for operating and professional costs	(50)	(32)	57%	(180)	(145)	24%

Adjusted EBITDA (non-GAAP)(5)	434	413	5%	1,621	1,631	(1)%

Ongoing development-stage funding payments	(2)	(16)	(88)%	(20)	(83)	(75)%

Interest paid, net	(1)	(50)	(99)%	(95)	(215)	(55)%

Swap termination payments	—	—	n/a	(35)	(35)	0%

Swap collateral received	—	—	n/a	45	—	n/a

Investment in non-consolidated affiliates	(11)	(4)	150%	(40)	(27)	48%

Contributions from non-controlling interest - R&D	2	4	(36)%	8	19	(56)%

Adjusted Cash Flow (non-GAAP)(2)	423	347	22%	1,483	1,290	15%

Amounts may not add due to rounding.

13

Royalty Pharma plc

GAAP to Non-GAAP Reconciliation (unaudited)

Table 5

	Three months ended December 31		Twelve months ended December 31

($ in millions)	2020	2019 Pro Forma(3)	2020	2019 Pro Forma(3)

Net cash provided by operating activities (GAAP)	566	478	2,035	1,673

Adjustments:

Proceeds from available for sale debt securities(6)	3	—	3	150

Distributions from non-consolidated affiliates – investing(7)	—	—	15	—

Interest paid, net(7)	1	50	95	215

Ongoing development-stage funding payments(8)	2	16	20	83

Upfront development-stage funding payments(8)	6	—	6	—

Payments for operating and professional costs	50	32	180	145

Swap termination payments	—	—	35	35

Distributions to non-controlling interest(7)	(143)	(131)	(544)	(526)

Swap collateral received, net(7)	—	—	(45)	—

Adjusted Cash Receipts (non-GAAP)(1)	484	446	1,800	1,776

Net cash provided by operating activities (GAAP)	566	478	2,035	1,673

Adjustments:

Proceeds from available for sale debt securities(6)	3	—	3	150

Distributions from non-consolidated affiliates – investing(7)	—	—	15	—

Interest paid, net(7)	1	50	95	215

Ongoing development-stage funding payments(8)	2	16	20	83

Upfront development-stage funding payments(8)	6	—	6	—

Swap termination payments	—	—	35	35

Distributions to non-controlling interest(7)	(143)	(131)	(544)	(526)

Swap collateral received, net(7)	—	—	(45)	—

Adjusted EBITDA (non-GAAP)(5)	434	413	1,621	1,631

Net cash provided by operating activities (GAAP)	566	478	2,035	1,673

Adjustments:

Proceeds from available for sale debt securities(6)	3	—	3	150

Distributions from non-consolidated affiliates – investing(7)	—	—	15	—

Upfront development-stage funding payments(8)	6	—	6	—

Contribution from non-controlling interest- R&D(7)	2	4	8	19

Distributions to non-controlling interest(7)	(143)	(131)	(544)	(526)

Investment in non-consolidated affiliates(7)(9)	(11)	(4)	(40)	(27)

Adjusted Cash Flow (non-GAAP)(2)	423	347	1,483	1,290

Amounts may not add due to rounding.

14

Notes

(1)

Adjusted Cash Receipts is a measure calculated with inputs directly from the Statement of Cash Flows and includes (1) royalty receipts: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) other royalty cash collections, (iii) distributions from non-consolidated affiliates, plus (2) proceeds from available for sale debt securities (primarily Tecfidera milestone payments in 2019), and less (3) distributions to non-controlling interest, which represents distributions to historical non-controlling interest attributable to a de minimis interest in RPCT held by certain legacy investors and to a new non-controlling interest that was created as a result of the Exchange Offer Transactions in February 2020 related to the Legacy Investors Partnerships’ ownership of approximately 18% in Old RPI. See Royalty Pharma’s final prospectus filed with the SEC on June 17, 2020 (the “Prospectus”) for additional discussion. See GAAP to Non-GAAP reconciliation at Table 5.

(2)

Adjusted Cash Flow is defined as Adjusted EBITDA less (1) ongoing development-stage funding payments, (2) interest paid, net, (3) swap collateral (posted) or received, net, (4) swap termination payments and (5) investment in non-consolidated affiliates, and plus (1) contributions from non-controlling interest – R&D, all directly reconcilable to the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5.

(3)

To aid in comparability, three and twelve months ended December 31, 2019 figures are presented on an unaudited pro forma basis, which adjusts certain cash flow line items as if Royalty Pharma’s Reorganization Transactions (as described in the Prospectus) and its initial public offering had taken place on January 1, 2019. The most significant difference between the pro forma and reported figures is the new non-controlling interest that resulted from the Reorganization Transactions. A new contractual non-controlling interest arose in the Reorganization Transactions that results in a higher distribution to non-controlling interest on a pro forma basis as compared to prior historical periods. Less material differences also arise in the Royalty Receipts line for Other Products as well as payments for operating and professional costs and interest paid, net.

(4)

Other Products include royalties on the following products: Bosulif (a product co-developed by Royalty Pharma’s joint venture investee, Avillion, for which receipts are presented as distributions received from nonconsolidated affiliates on the Statement of Cash Flows), Cimzia, Conbriza/Fablyn/Viviant, Entyvio, Lexiscan, Mircera, Myozyme, Nesina, Prezista, Priligy, Rotateq, Soliqua and Thalomid. Other Products also include contributions from the Legacy SLP Interest, final Tecfidera milestone payment received in Q1 2019, a Q4 2020 payment from Biohaven in respect of an expired option to exercise additional funding on the Biohaven Series A Preferred Shares and a Q2 2020 distribution from Avillion in respect of the Merck KGaA’s anti-IL 17 asset, for which development ceased in 2020.

(5)

Adjusted EBITDA is important to lenders and is defined under the credit agreement as Adjusted Cash Receipts less payments for operating and professional costs. Operating and professional costs are comprised of payments for operating and professional costs and payments for rebates from the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5.

(6)

Receipts from our Tecfidera milestone payments are presented as Proceeds from available for sale debt securities on the Statement of Cash Flows. In 2020, amount includes a payment from Biohaven in respect of an expired option to exercise additional funding of the Biohaven Series A Preferred Shares.

(7)	The table below shows the line item for each adjustment and the direct location for such line item on the Statement of Cash Flows.

Reconciling adjustment	Statement of Cash Flows classification

Investments in non-consolidated affiliates	Investing activities

Distributions to non-controlling interest	Financing activities

Interest paid, net	Operating activities (Interest paid less interest received)

Swap collateral received, net	Operating activities (Swap collateral received less swap collateral posted)

Distributions from non-consolidated affiliates - investing	Investing activities

Contributions from non-controlling interest- R&D	Financing activities

(8)

Lenders consider all payments made to support R&D activities for products undergoing late-stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. All ongoing and upfront development-stage funding payments run through R&D funding expense in net income and are added back in aggregate to net cash provided by operating activities to arrive at Adjusted EBITDA. As a result, Adjusted EBITDA captures the full add-back for R&D funding payments, while Adjusted Cash Flow only reflects the add-back for the upfront portion of development-stage funding payments due to the fact that ongoing development-stage funding payments are considered an ongoing business expense.

(9)

Royalty Pharma considers all payments to fund operating joint ventures that are performing research and development activities for products undergoing late-stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion entities, are deducted to arrive at Adjusted Cash Flow, but are not deducted in Adjusted EBITDA.

15